CytoSorbents Achieves Strong Third Quarter 2013 Revenue Growth

MONMOUTH JUNCTION, N.J., November 6, 2013 - CytoSorbents Corporation (OTCBB: CTSO), a critical care focused company commercializing its European Union approved CytoSorb® blood filter to treat life-threatening illnesses in the intensive care unit, provides a corporate update and reports its financial results for the three and nine month periods ending September 30, 2013.

Financial Highlights:

•	Record total quarterly revenue of approximately $881,000 in Q3 2013, fueled by strong commercial sales of CytoSorb® and grant income

•	Solid increase in CytoSorb® sales to approximately $204,000 in Q3 2013, compared to approximately $14,000 in Q3 2012, and sequentially 59% higher than in Q2 2013

•	After the commercial launch of CytoSorb® in the second half of 2012, we have now achieved trailing twelve month product sales of approximately $600,000

•	Gross profit margin on product revenue increased to 71% in Q3 2013, from 61% in the previous quarter, reflecting an increase in higher margin direct sales

•	Cash balance of $2.9 million at the end of the third quarter (including $580,000 of cash from convertible notes closed in the September 30, 2013 note, but received in October 2013), and the receipt of approximately $1,060,000 in grant funding during the quarter

•	Strong momentum of CytoSorb® sales in early Q4 2013 with expectation of a record fiscal 2013

Operational Progress

•	Focused on deeper penetration into existing direct accounts, spurring increased awareness and usage of CytoSorb®

•	Expanded our direct sales force to 5 sales representatives and one clinical support person. We expect to have a sales team of 7 sales reps and one support person by year end

•	Inked an exclusive strategic partnership with Biocon, India’s largest biotechnology company, with initial distribution in India and select emerging markets. Biocon is putting significant resources into training and market development and we anticipate 2013 revenue

•	Growth in post-market investigator initiated studies from 18 to now 26, in the areas of sepsis, cardiac surgery, lung injury, kidney injury, trauma, and liver failure. Three studies have already begun enrollment, with the others either pending ethics approval or in the planning phase. Data is expected from several of the initial studies in the first half of 2014, which if positive, are anticipated to help drive additional CytoSorb® usage

•	Increased market presence with the publication and presentation of data from case report studies using CytoSorb® and exhibition at major critical care conferences

•	Observing strong activity around cardiac surgery applications with many positive case reports and more than 8 investigator initiated studies either starting or being planned

•	Dosing study enrollment has accelerated with 8 major trial sites with at least an interim data analysis by the end of 2013 External validation of our HemoDefend™ platform with announcement of a $200K Phase I SBIR award from NIH/NHLBI (National Institutes of Health and National Heart, Lung and Blood Institute)

•	Proud corporate sponsor of World Sepsis Day, hosted by the Global Sepsis Alliance, and the Sepsis Heroes Gala, hosted by the Sepsis Alliance

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “In the third quarter, we achieved the highest quarterly revenue in the history of the company based upon solid execution of our CytoSorb® commercialization strategy and steady progress in Year 2 and Phase II of our DARPA and US Army SBIR programs, respectively. “

“As our direct sales strategy transitions from the key opinion leader phase to driving more extensive departmental usage of CytoSorb®, we are pleased with the growing number of physicians using our therapy, and the direct effect this has on higher CytoSorb® sales. In our direct sales territories of Germany, Austria and Switzerland, we currently have a number of hospitals that we anticipate will soon become “reference accounts” for us. These hospitals are generating steadily increasing CytoSorb® orders because each has an expanding group of physicians having success with CytoSorb® treatment, that spans multiple departments such as the surgical ICU (SICU), medical ICU (MICU), and surgery departments. This is beginning to add a level of improved visibility on future product sales that we didn’t have before.”

“In addition to continued momentum in critical care applications such as sepsis, we are seeing increasing interest and usage during cardiac surgery, where our CytoSorb® cartridge is finding early success in either treating or reducing the risk of developing severe inflammation that is common in the more than 1 million surgeries done each year in the US and Europe. Unlike any other therapy, CytoSorb® is uniquely and ideally suited for cardiac surgery, which may potentially become a lucrative market if we can establish CytoSorb® as standard of care.”

Dr. Chan concluded, “We believe we have only been scratching at the surface of the critical care and surgery opportunity for CytoSorb®. With our dedicated team and international partners, we continue to execute on our strategy of growth that is focused on:

•	Driving direct sales in Germany, Austria and Switzerland

•	Augmenting direct sales with revenue from an increasing number of distributors and strategic partners worldwide

•	Generating pivotal data in certain key applications such as sepsis, to seek U.S. FDA approval and to eventually make CytoSorb® a universally reimbursable standard of care therapy

•	Fostering more clinical data via investigator initiated studies, published case reports, and conference presentations, to expand the breadth of clinical usage for CytoSorb®

•	Investing in business development and research and development, to help monetize our rich technology portfolio

Financial Results for the Third Quarter Ended September 30, 2013:

CytoSorbents generated revenues of approximately $881,000 and $605,000 for the three months ending September 30, 2013 and September 30, 2012, respectively. Product revenues were approximately $204,000 for the quarter ended September 30, 2013, as compared to product revenues of approximately $14,000 for the three months ended September 30, 2012. Product gross margins were approximately 71% for the quarter ended September 30, 2013. Additionally, grant revenue and other income approximated $677,000 and $591,000 for the three month periods ended September 30, 2013 and 2012, respectively.

Our net loss for the three months ending September 30, 2013 was approximately $1,490,000 or $(0.01) per common share as compared to a net loss of approximately $1,282,000 or $(0.01) per common share for the three months ended September 30, 2012.

On September 30, 2013 our cash balances were approximately $2,350,000 as compared to cash balances of approximately $1,729,000 as of December 31, 2012. In early October 2013, we received an additional $580,000 in cash proceeds from the sale of our 8% convertible notes that closed on September 30, 2013.

Financial Results for the Nine Months Ended September 30, 2013:

For the nine months ended September 30, 2013, the Company generated revenue of approximately $1,544,000 as compared to revenues of approximately $739,000 for the nine months ended September 30, 2012, an increase of 109%. Revenue from product sales was approximately $508,000 in the first nine months of 2013, as compared to approximately $64,000 in the first nine months ended September 30, 2012, an increase of 698%. This increase in product sales is a result of our direct sales force as well as sales to distributors in other parts of Europe and the Middle East. Product gross margins were approximately 64% for the nine months ended September 30, 2013. Revenue from grants was approximately $1,036,000 in the nine months ended September 30, 2013, as compared to approximately $675,000 in the first nine months of 2012.

Our net loss for the nine months ended September 30, 2013 was approximately $5,737,000 or $(0.02) per common share as compared to a net loss of approximately $4,997,000 or $(0.03) per common share for the nine months ended September 30, 2012.

For additional information please see the Company’s 10-Q report for the period ended September 30, 2013 filed on November 6, 2013 on http://www.sec.gov.

About CytoSorbents Corporation

CytoSorbents is a critical care focused therapeutic device company using blood purification to modulate inflammation - with the goal of preventing or treating multiple organ failure in life-threatening illnesses. Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome. CytoSorb®, the Company’s flagship product, is approved in the European Union as a safe and effective extracorporeal cytokine filter, designed to reduce the “cytokine storm” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the mortality is extremely high, yet no effective treatments exist. CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued US patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others. Additional information is available for download on the Company's website: http://www.cytosorbents.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. Risk factors are detailed in the Company's Form 10-K filed with the SEC on April 3, 2013, which is available at http://www.sec.gov.

Company Contact:
CytoSorbents Corporation
Dr. Phillip Chan
Chief Executive Officer
(732) 329-8885 ext. *823
pchan@cytosorbents.com

Investor Contact:
Alliance Advisors, LLC
Alan Sheinwald
(914) 669-0222
asheinwald@allianceadvisors.net

Valter Pinto
(914) 669-0222 x201
valter@allianceadvisors.net

Media Contact:
JQA Partners
Jules Abraham
(917) 885-7378
jabraham@jqapartners.com

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Nine months ended September 30,		Three months ended September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Sales	$508	$64	$204	$14
Grant and other income	1,036	675	677	591
Total revenues	1,544	739	881	605

Cost of revenue	1,074	261	621	142

Gross profit	470	478	260	463

Expenses:
Research and development	1,707	1,854	294	554
Legal, financial and other
consulting	570	386	158	151
Selling, general and administrative	1,902	916	688	360
Total operating costs and
expenses	4,179	3,156	1,140	1,065

Operating loss	(3,709)	(2,678)	(880)	(602)
Other expenses, net	300	448	85	50
Net loss	(4,009)	(3,126)	(965)	(652)
Preferred stock dividend	1,728	1,871	525	630
Net loss available to common shareholders	$(5,737)	$(4,997)	$(1,490)	$(1,282)
Earnings per share:
Basic and diluted earnings per
share	$(0.02)	$(0.03)	$(0.01)	$(0.01)
Basic and diluted weighted average shares
outstanding	232,426,316	193,383,650	242,512,486	204,438,894

Net loss	$(4,009)	$(3,126)	$(965)	$(652)
Other comprehensive loss:
Currency translation adjustment	37	--	(40)	--
Comprehensive loss	$(3,972)	$(3,126)	$(925)	$(652)

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2013 (Unaudited)	December 31, 2012
ASSETS:
Cash and cash equivalents	$2,350	$1,729
Accounts receivable, net	194	52
Inventories	362	683
Prepaid expenses and other current assets	738	476
Total current assets	3,644	2,940

Property and equipment, net	144	145
Other assets	251	254
TOTAL ASSETS	$4,039	$3,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$572	$801
Accrued expenses and other current liabilities	496	349
Deferred revenue	436	--
Convertible notes payable, net	1,562	926
Total current liabilities	3,066	2,076

TOTAL LIABILITIES	3,066	2,076

Redeemable Series B Convertible Preferred Stock	14,583	12,888

Total stockholders’ equity	(13,610)	(11,625)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$4,039	$3,339